UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

November 28, 2011

Date of Report (Date of earliest event reported)

General Growth Properties, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-34948	27-2963337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 N. Wacker Drive, Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

(312) 960-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

General Growth Properties, Inc. (“GGP” or the “Company”) announced today the appointment of Michael B. Berman as the Company’s new Executive Vice President and Chief Financial Officer, effective December 15, 2011.  Mr. Berman will receive annual base compensation of $750,000, a guaranteed discretionary award for 2012 of $450,000 and a guaranteed minimum incentive payment of $750,000 for 2013.

Pursuant to the Company’s 2010 Equity Incentive Plan, Mr. Berman will receive an initial grant of 400,000 non-qualified stock options which will vest over five years, with 20% of the shares vesting each year on the anniversary date of the grant date.  Mr. Berman also will receive 50,000 shares of restricted stock which will vest over three years, with one-third of the shares vesting each year on the anniversary of the grant date.  Mr. Berman will be eligible to participate in the benefit plans available to Company employees, including the Company’s 401(k) plan.

If Mr. Berman is terminated by the Company without cause prior to the vesting of his initial grant of 400,000 stock options, Mr. Berman will be eligible to receive the following benefits: (i) a severance payment equal to two year’s base salary and incentive; (ii) the initial grant of 50,000 shares of restricted stock will vest immediately; and (iii) the portion of his initial grant of 400,000 stock options that would have vested during the one year period following the termination date shall vest on the termination date.

Prior to joining the Company Mr. Berman, 53, was the Executive Vice President and Chief Financial Officer of the Equity LifeStyle Properties, Inc. (“ELP”) since December 2005. Mr. Berman was Treasurer and Vice President of ELP from September 2003 to December 2005 and was also a member of the ELP’s Management Committee.  In 2003, Mr. Berman was an associate professor at the New York University Real Estate Institute. Mr. Berman was a managing director in the Investment Banking department at Merrill Lynch & Co. from 1997 to 2002. Mr. Berman is a director of Lotsa Helping Hands, a private provider of internet web-based tools for caregiving and volunteer coordination.

Steven J. Douglas will resign as Chief Financial Officer of the Company effective as of December 15, 2011.  Mr. Douglas will remain with GGP as an Executive Vice President until December 31, 2011 to assist with the transition.  Under the terms of a separation agreement the Company expects to enter into with Mr. Douglas in connection with his resignation (the “Separation Agreement”), subject to certain conditions, Mr. Douglas will be entitled to receive a lump sum payment of $500,000.  Also pursuant to the Separation Agreement, the Company has agreed to assist with the sale of Mr. Douglas’ residence in Chicago (the “residence”), and to engage a relocation firm to purchase the residence from Mr. Douglas if the residence is not sold within 90 days of the listing date. Within 90 days after a sale of the residence, GGP will pay to Mr. Douglas the net amount of any difference in value between $1,535,000 (the agreed purchase price of the residence) and the actual sale price of the residence, plus all reasonable and customary closing costs related to the sale of the residence.  GGP will also pay Mr. Douglas $21,000 following the expiration of the revocation period set forth in the Separation Agreement.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated November 28, 2011 “General Growth Properties, Inc. Appoints New Cheif Financial Officer” (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL GROWTH PROPERTIES, INC.

	By:	/s/ Marvin Levine
Marvin Levine, Senior Vice President, Chief Legal Officer and Assistant Secretary

Date: November 28, 2011

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated November 28, 2011 “General Growth Properties, Inc. Appoints New Cheif Financial Officer” (furnished herewith).